UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2016

Comarco, Inc.

(Exact name of registrant as specified in its charter)

000-05449
(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

28202 Cabot Road, Suite 300 Laguna Niguel, California	92677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, Comarco, Inc., through its wholly-owned subsidiary Comarco Wireless Technologies, Inc. (collectively, “we”, “our”, “Comarco”, “us”, or “the Company”), has been party to litigation with FT 1, Inc. (formerly known as Targus Group International, Inc.) for breach of contract, fraudulent concealment, unfair competition and accounting. On March 26, 2016, FT 1, Inc. and Targus International LLC (collectively, “Targus”) entered into a confidential settlement and license agreement (the “Settlement Agreement”) with the Company that resolves all claims arising from the aforementioned litigation.

Pursuant to the terms of the Settlement Agreement, the Company grants Targus a world-wide license to make, use, sell and distribute Licensed Products (as defined below), as well as a sublicense to have Licensed Products manufactured by third parties solely for the benefit of and sale to Targus. In addition, the Company grants Targus, for a limited number of units, the right to make, use, sell and distribute Licensed Products for third-party original equipment manufacturers (“OEMs”). “Licensed Products” means any power adaptor or power supply incorporating patents or other intellectual property owned or licensed by the Company.

In exchange for the license granted under the Settlement Agreement, Targus will pay the Company a one-time, lump-sum payment on or before April 1, 2016, plus the possibility of future per-unit royalty payments if Targus exceeds the limit on Licensed Products that Targus may sell to OEMs under the Settlement Agreement. The Company is seeking confidential treatment of the one-time payment, the calculation of royalty payments and the OEM unit limit pursuant to the confidential treatment request described below.

The foregoing description of the Settlement Agreement is only a summary and is qualified in its entirety by reference to the Settlement Agreement. The Company intends to file a copy of the Settlement Agreement as exhibit to its Annual Report on Form 10-K for its fiscal year ended January 31, 2016, portions of which will be subject to a FOIA Confidential Treatment Request which will be submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted material will be included in the request for confidential treatment.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release, dated March 30, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.

Date: March 31, 2016	By:	/s/ THOMAS W. LANNI
Thomas W. Lanni
President and Chief Executive Officer